Exhibit 10.1

PATENT LICENSE AGREEMENT	UTA#03-005

THIS Agreement is between the Board of Regents ("Board") of The University of Texas System ("System"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and EluSys Therapeutics, Inc., a Delaware corporation having a principal place of business located at 10 Bloomfield Ave., Pine Brook, NJ 07058 ("Licensee").

TABLE OF CONTENTS

RECITALS

1.	EFFECTIVE DATE

2.	DEFINITIONS

3.	WARRANTY AND SUPERIOR RIGHTS

4.	LICENSE

5.	PAYMENTS AND REPORTS

6.	TERM AND TERMINATION

7.	INFRINGEMENT BY THIRD PARTIES

8.	ASSIGNMENT

9.	PATENT MARKING

10.	INDEMNIFICATION

11.	USE OF NAME

12.	CONFIDENTIAL INFORMATION AND PUBLICATION

13.	PATENTS AND INVENTIONS

14.	ALTERNATE DISPUTE RESOLUTION

15.	GENERAL SIGNATURES APPENDIX A

RECITALS

A.  Board owns certain Patent Rights related to Licensed Subject Matter, which were developed at The University of Texas at Austin ("University"), a component institution of System.

B. Board desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Inventor, Board, and the public as outlined in Board's Intellectual Property Policy.

C. Licensee wishes to obtain a license from Board to practice Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.  EFFECTIVE DATE

This Agreement is effective June 30, 2003 ("Effective Date").

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1  "Affiliate" means any business entity 50% or more owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2  "Licensed Field" means antibodies that bind immunologically to anthrax antigens.

2.3  "Licensed Product" means any antibodies made or sold by Licensee consisting of Licensed Subject Matter.

2.4  "Licensed Subject Matter" means inventions and discoveries covered by Patent Rights within the Licensed Field.

2.5 "Licensed Territory" means the world.

2.6 "Patent Rights" means Board's rights whether domestic or foreign in information or discoveries in the antibodies disclosed and claimed in the patent application entitled: (1) Recombinant Antibodies for the Detection and Neutralization of the Anthrax Toxin, serial number 10/288,269 filed on November 5, 2001, and (2) the U.S. patent application entitled "Antibodies With Increased Affinities For Anthrax Antigens" inventors Barrett R. Harvey, George Georgiou, and Brent L. Iverson, serial number 10/620,049 filed July 15, 2003. The Patent Rights include all divisions, continuations, reissues, or reexaminations thereof, and any letters patent that issue thereon, which name at least George Georgiou and Brent Iverson as either sole or joint inventors ("Inventors") and which relate to the manufacture, use or sale of anthrax antibodies.

The Patent Rights do not include any subject matter other than the anthrax antibodies or improvements thereof with the exception of claims 47-59 (attached as Appendix A) of serial number 10/288,269, filed on November 5, 2001.

Licensee acknowledges that the Patent Rights do not include technology that may be used for the identification of antibodies and other binding proteins except as specifically recited in claims 47-59 of serial number 10/288,269. Licensee further acknowledges that the Patent Rights specifically exclude any other technology for the identification of antibodies and other binding proteins including, without limitation, Anchored Periplasmic Expression ("APEx") technology and anchor-less library display technology such as Periplasmic Expression with Cytometric Screening ("PEGS").

Licensee acknowledges that one or more of the patent applications referred to herein discloses subject matter that is beyond the scope of the Patent Rights, and that nothing herein will be deemed to grant to Licensee any rights in such subject matter. Licensee specifically acknowledges that this Agreement does not grant to Licensee the right to prosecute patent applications claiming subject matter that is outside the scope of the Licensed Subject Matter.

Licensee agrees that nothing herein will be deemed to grant to Licensee any rights under any other University or System patents or patent applications other than those listed in this Agreement. Licensee further agrees that nothing herein will be deemed to grant any rights in any technology disclosed in the foregoing patent applications other than Licensed Subject Matter.

3.   WARRANTY AND SUPERIOR-RIGHTS

3.1  Except for the rights, if any, of the Government of the United States, as set forth below, Board represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2  Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation will prevail.

3.3  Licensee understands and acknowledges that Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. Board, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Board in the Licensed Field, nor does Board make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Board ..

3.4  Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Board, System, University or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4.  LICENSE

4.1  Board hereby grants to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, use ,sell and offer to sell Licensed Products within the Licensed Territory in the Licensed Field. This grant is subject to the payment by Licensee to Board of all consideration as provided herein, and is further subject to rights retained by Board to:

a.    Publish the general scientific findings from research conducted in whole or in part at the University or otherwise within the System related to Licensed Subject Matter subject to the terms of Section 14, Confidential Information; and

b.    Use Licensed Subject Matter for research, teaching and other educationally-related purposes.

4.2  Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.

5.   PAYMENTS AND REPORTS

a.  In consideration of rights granted by Board to Licensee under this Agreement, Licensee will pay Board the following: A non-refundable, upfront license fee in the amount of $62,500, due and payable by November 15, 2003;

b.	A fee of $150,000 due and payable on the following schedule: i. $50,000 by August 1, 2004 ii. $50,000 by August 1, 2005 iii. $50,000 by August 1, 2006

5.1  All amounts payable here by Licensee must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to The University of Texas at Austin and sent to:

The Office of Technology Licensing

The University of Texas at Austin

3925 West Braker Lane, Suite 1.9A

Austin, Texas 78759

ATTN: Director

5.2  Due and payable upon execution of this agreement, Licensee will reimburse Board $15,690.26 for all out-of-pocket expenses thus far incurred by Board. Licensee must pay all future reasonable expenses for filing, prosecuting, enforcing and maintaining the Patent Rights (the "Patent Expenses") within forty five (45) days of receipt of a bill from patent counsel and will copy University on all billing.

5.3    Upon the payment by Licensee of the sum set forth in Paragraph 5.1 (b) (iii) above, Licensee shall obtain a paid-up, worldwide, license under the Patent Rights.

6.  TERM AND TERMINATION

6.1   The term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired.

6.2  This Agreement will earlier terminate:

a.      automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or at any time by mutual written agreement between Licensee and Board subject to any terms herein which survive termination. which include the balance of the total amount due under 5.1.

6.3   Board may terminate this Agreement at any time if Licensee:

a.          is in default in payment offees

b.  is in breach of any provision hereof and Licensee fails to cure any such default. breach or false report within thirty (30) days after confirmed delivery of written notice thereof given by Board; or

c. fails to fulfill its obligations relating to Patent Expenses set forth in Section 5.3.

6.4  If this Agreement is terminated for any cause:

a.  nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b.  after the effective date of the termination. Licensee may sell all Licensed Products and parts therefor it has on hand at the effective date of termination, if it pays all amounts due as of the effective date of the termination according to the terms of Article 5; and

c.  Licensee will be bound by the provisions of Articles 12 (Indemnification). 13 (Use of Board and Component's Name) and 14 (Confidential Information) of this Agreement.

6.5  Upon termination of this Agreement. Licensee at Board's request will return to University all Confidential Information fixed in any tangible medium of expression.

7.  INFRINGEMENT BY THIRD PARTIES

7.1  Licensee. at its expense. has the right but not the obligation to enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. Licensee must pay Board an amount on any monetary recovery which is a reasonable approximation of the royalties and other amounts that Licensee would have paid to Board if Licensee had sold the infringing products rather than the infringer, after deducting reasonable legal expenses incurred in connection with such enforcement . If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof. then Board may enforce any patent licensed hereunder on behalf of itself and Licensee. Board retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

7.2  In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

8.  ASSIGNMENT

Except in connection with the sale of substantially all of Licensee's assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Board, which will not be unreasonably withheld.

9.  PATENT MARKING

Licensee will to the extent practical and subject to FDA rules and regulations on labelling, mark all products and documentation manufactured or sold by Licensee under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

10. INDEMNIFICATION

Licensee agrees to hold harmless and indemnify Board, System, University, its Regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives except where such causes of action are based on the gross negligence or willful malfeasance of Board, System, University, its Regents. officers, employees or agents.

11.  USE OF NAME

11.1  Licensee may not use the name of University, System or Board without express written consent.

11.2  Board and University may use Licensee's name in brochures, webpages and other publications in relation to University's intellectual property and commercialization achievements with the prior review and consent of Licensee, which consent shall not be unreasonably or timely withheld.

12.  CONFIDENTIAL INFORMATION AND PUBLICATION

12.1  Board and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish by competent written proof that such information:

a.  was in the public domain at the time of disclosure;

b.  later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;

c.  was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.  was already known by the recipient party at the time of disclosure;

e.  was independently developed by the recipient; or

f.  is required by law or regulation to be disclosed.

12.2  Each party's obligation of confidentiality, nonuse and nondisclosure hereunder will be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation will exist while this Agreement is in force and for a period of 3 years thereafter.

12.3  University will submit its manuscript for any proposed publication of research related to the Licensed Subject Matter conducted at University in whole or in part or in the System to Licensee at least 30 days before publication, and Licensee will have the right to review and comment upon the publication in order to protect Licensee's confidential information. Upon Licensee's request, publication will be delayed up to 60 additional days to enable Licensee to secure adequate intellectual property protection of Licensee's property that would be affected by the publication.

13.  PATENTS AND INVENTIONS

13.1  If University, Board and Licensee agree that any additional patent application should be filed for Licensed Subject Matter, Licensee will prepare and file the appropriate additional patent applications, and Licensee will reimburse patent counsel directly for all expenses incurred in searching, preparing, filing, prosecuting and maintaining same. Board will approve all patent counsel chosen by Licensee, which approval will not be unreasonably withheld. Any transfer expenses will be paid directly by Licensee. Licensee will copy University on all billing.

13.2  If Licensee notifies Board that it does not intend to pay the cost of an application, or if Licensee does not respond or make an effort to agree with Board on the disposition of rights in the subject invention, then Board may file an application at its own expense and Licensee will promptly provide Board a copy of any applications, amendments responses, briefs and other documents in connection with the filing or prosecution of patent applications hereunder for Board's review and approval prior to filing as time and other deadlines reasonably permit, as well as copies of any documents received from any patent office or agent, associate, or attorney in connection with the prosecution of Patent Rights. Licensee will not change, drop or abandon any claim of Patent Rights or file any patent application which may adversely affect University or Board's rights in the Patent Rights or the Licensed Subject Matter or any fees due under this Agreement without first obtaining the written consent of Board, which will not be unreasonably withheld.

13.3    Licensee further agrees that any rights under this section are specifically limited to Licensed Subject Matter. Licensee specifically agrees that it will not seek to gain rights under this Agreement in any technology other than Licensed Subject Matter. Licensed Subject Matter absolutely excludes, without limitation, technology that may be used for the identification of anthrax antibodies including Anchored Periplasmic Expression ("APEx") technology and anchor-less library display technology such as Periplasmic Expression with Cytometric Screening ("PECS").

14. ALTERNATE DISPUTE RESOLUTION

14.1  Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Austin, Texas in accordance with the Commercial Dispute Resolution Procedures [http://www.adr.org/rules/commercial_rules.html] of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of antibody technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 16 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.   GENERAL

15.1       This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties. Nothing contained in this agreement shall be construed as conferring any right by implication, estoppal, or otherwise except as expressly granted herein.

15.2       Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of Board to:

Board of Regents

The University of Texas System 201 West 7th Street

Austin, Texas 78701

ATTENTION: Office of General Counsel

FAX: (XXX) XXX-XXXX

PHONE: (XXX) XXX-XXXX

with copies to:

The Office of Technology Licensing The University of Texas at Austin

3925 West Braker Lane, Suite 1.9A

Austin, Texas 78759

ATTENTION: Director

FAX: (XXX) XXX-XXXX

PHONE: (XXX) XXX-XXXX

or in the case of Licensee to:

EluSys Therapeutics, Inc.

10 Bloomfield Avenue

Pine Brook, NJ 07058

Attention: Vice President of Business Development

FAX: (XXX) XXX-XXXX

PHONE: (XXX) XXX-XXXX

or other addresses as may be given from time to time under the terms of this notice provision.

15.3  Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

15.4  This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

15.5  Failure of Board to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6  Headings are included herein for convenience only and will not be used to construe this Agreement.

15.7  If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE

UNIVERSITY OF TEXAS SYSTEM

By: /s/ Juan Sanchez

Name: Juan Sanchez, PhD

Title: Vice President for Research

November 3, 2003

ELUSYS THERAPEUTICS, INC.

By: /s/ Elizabeth G. Posillico

Name: Elizabeth G. Posillico

Title: Vice President of Business Development

Date: October 22, 2003

Appendix A Claims of Serial Number 10/288.269. filed on November 5. 2001